QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Cubist Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CUBIST PHARMACEUTICALS, INC.
65 Hayden Avenue
Lexington, MA 02421
NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF CUBIST PHARMACEUTICALS, INC.:

        NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders of Cubist Pharmaceuticals, Inc. will be held at our corporate offices, 65 Hayden Avenue, Lexington, MA 02421, on Wednesday, June 8, 2005, at 8:30 A.M., local time, for the following purposes:

  1.
  To elect three Class III directors to hold office for a three-year term and until their successors have been duly elected and qualified.

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2005.

  3.
  To consider and vote upon a proposal to amend and restate our 1997 Employee Stock Purchase Plan, or ESPP, to increase the number of shares covered by the ESPP by 250,000.

  4.
  To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        The Board of Directors has fixed April 12, 2005, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on April 12, 2005, will be entitled to notice of, and to vote at, such meeting or any adjournments thereof.

        To ensure your representation at the Annual Meeting, however, you are urged to vote by proxy by following one of these steps as promptly as possible:

  (a)
  Vote via telephone (toll-free) in the United States or Canada (see instructions on the enclosed proxy card);

  (b)
  Vote via the Internet (see instructions on the enclosed proxy card); or

  (c)
  Complete, date, sign and return the enclosed proxy card (a postage-prepaid envelope is enclosed).

        The Internet and telephone voting procedures are designed to authenticate shareholders' identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or telephone are set forth on the enclosed proxy card and must be completed by 11:59 p.m. on June 7, 2005. Your shares cannot be voted unless you date, sign, and return the enclosed proxy card, vote via the Internet or telephone, or attend the Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the shareholders is important.

                      By order of the Board of Directors,

                      CHRISTOPHER D.T. GUIFFRE
                       Secretary

April 20, 2005

NOTE:  THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF THE ACCOMPANYING PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE VIA THE INTERNET OR TELEPHONE, OR COMPLETE, DATE, SIGN AND MAIL THE ACCOMPANYING PROXY CARD AND PROMPTLY RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW ANY PROXY GIVEN BY YOU AND VOTE YOUR SHARES IN PERSON.

CUBIST PHARMACEUTICALS, INC.
65 Hayden Avenue
Lexington, MA 02421

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

        This proxy statement is furnished to the holders of the common stock, $.001 par value per share, of Cubist Pharmaceuticals, Inc. in connection with the solicitation of proxies on behalf of our Board of Directors for use at the 2005 Annual Meeting of Stockholders to be held on June 8, 2005 or at any adjournment or postponement of such meeting. The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of 2005 Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the Annual Meeting.

        This proxy statement and proxies for use at the Annual Meeting will be first mailed to stockholders on or about April 22, 2005, and such proxies will be solicited chiefly by mail, but additional solicitations may be made by telephone or telegram by our officers or regular employees. We may enlist the assistance of brokerage houses in soliciting proxies. We shall bear all solicitation expenses, including costs of preparing, assembling and mailing proxy material.

Voting and Revocability of Proxy

        Registered shareholders can vote their shares via (1) a toll-free telephone call from the U.S. or Canada, (2) the Internet, or (3) by mailing their signed proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded. We have been advised by counsel that the procedures that have been put in place are consistent with the requirements of applicable law. Specific instructions to be followed by any registered shareholder interested in voting via telephone or the Internet are set forth on the enclosed proxy card.

        Stockholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of such authority by filing with our Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to (i) approve Proposal No. 1 to elect the nominees to the Board of Directors, (ii) approve Proposal No. 2 to ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2005, and (iii) approve Proposal No. 3 to amend and restate our Employee Stock Purchase Plan, or ESPP, to increase by 250,000 the number of shares of our common stock that may be issued under the ESPP, all as set forth in the accompanying Notice of 2005 Annual Meeting of Stockholders and in accordance with their best judgment on any other matters that may properly come before the Annual Meeting.

Record Date and Voting Rights

        Only stockholders of record at the close of business on April 12, 2005, are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement of such meeting. On April 12, 2005, we had outstanding 53,229,537 shares of common stock, each of which is entitled to one vote upon the matters to be presented at the Annual Meeting. The presence, in person or by proxy, of a majority of the issued and outstanding shares of common stock will constitute a quorum for the transaction of business at the Annual Meeting. Votes withheld from any nominee, abstentions, and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on one or more proposals because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

        In the election of directors, the affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the Annual Meeting, in person or by proxy, is required for the election of each of the nominees. Abstentions and broker "non-votes" will have no effect on the voting outcome with respect to the election of directors. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2005, the affirmative vote of the holders of a majority of shares entitled to vote at the Annual Meeting, in person or by proxy, is required. Abstentions have the practical effect of a vote against the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2005. Broker "non-votes" will have no effect on the voting outcome of this proposal. To increase the number of shares of our common stock that may be issued under the ESPP, the affirmative vote of the holders of a majority of shares entitled to vote at the Annual Meeting, in person or by proxy, is required. Abstentions have the practical effect of a vote against the proposal to increase the number of shares of our common stock that may be issued under the ESPP. Broker "non-votes" will have no effect on the voting outcome of this proposal.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information with respect to each person known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock as of December 31, 2004. As of December 31, 2004, there were 51,153,827 shares of common stock outstanding.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Outstanding Shares	Right to Acquire	Total Number	Percentage of Class(1)
Mazama Capital Management Inc.(2) One S.W. Columbia, Suite 1500 Portland, Oregon 97258	6,560,061	—	6,560,061	12.82%
T. Rowe Price Associates, Inc.(3) 100 East Pratt Street Baltimore, Maryland 21202-1009	5,220,600	—	5,220,600	10.21%
AMVESCAP PLC(4) 11 Devonshire Square London EC2M 4YR England	3,605,100	—	3,605,100	7.05%
Federated Investors, Inc.(5) Federated Investors Tower Pittsburgh, PA 15222-3779	2,601,138	—	2,601,138	5.08%
Pioneer Global Asset Management S.p.A.(6) 60 State Street Boston, MA 02109	2,582,870	—	2,582,870	5.05%

  With respect to the foregoing table, you should note that:

(1)
We calculated the percentage of class based on the number of shares reported as beneficially owned in the SEC filings of the beneficial owners divided by the actual number of shares outstanding as of December 31, 2004. As a result, the percentages in the table differ in most cases from the percentages reported in the beneficial owners' filings with the SEC because the beneficial owners may have used different denominators than the actual number of shares outstanding as of December 31, 2004.

(2)
The information reported is based on a Schedule 13G/A filed with the SEC by Mazama Capital Management, Inc., or Mazama. Mazama, an investment adviser, reported that it had sole voting power with respect to 3,538,075 shares and sole dispositive power with respect to 6,560,061 shares as of December 31, 2004.

(3)
The information reported is based on a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc., or T. Rowe Price. These securities are owned by various individual and institutional investors for which T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)
The information reported is based on a Schedule 13G filed with the SEC by AMVESCAP PLC, or AMVESCAP. AMVESCAP made this filing on behalf of its subsidiary companies, AIM Advisors, Inc., INVESCO Asset Management (Japan) Limited, AIM Capital Management, Inc. and INVESCO Institutional (N.A.), Inc. Each of these subsidiary companies are investment advisers, and AMEVESCAP reported that, as of December 31, 2004, collectively, they held sole dispositive power with respect to a total of 3,605,100 shares, divided between them, as follows: AIM Advisors, Inc. (2,708,800), INVESCO Asset Management (Japan) Limited (13,000), AIM Capital Management, Inc. (144,200), INVESCO Institutional (N.A.), Inc. (739,100).

(5)
The information reported is based on a Schedule 13G filed with the SEC by Federated Investors, Inc., or Federated. Federated reported that it had sole voting power with respect to these shares as of December 31, 2004.

(6)
The information reported is based on a Schedule 13D filed with the SEC by Pioneer Global Asset Management S.p.A., or Pioneer. Pioneer, an investment adviser, reported that it had sole voting power with respect to these shares as of December 31, 2004.

MANAGEMENT STOCKHOLDERS

        The following table sets forth information as of April 1, 2005, as reported to us, with respect to the beneficial ownership of the common stock by each of our executive officers and directors, and by all executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 1, 2005, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated below and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Shares included below under "Right to Acquire" represent shares subject to outstanding stock options currently exercisable or exercisable within 60 days of April 1, 2005.

	Number of Shares Beneficially Owned
				Percentage of Shares Beneficially Owned
Name	Outstanding Shares	Right to Acquire	Total Number
Michael W. Bonney(1)	65,689	309,375	375,064	*
Barry I. Eisenstein, MD	12,272	48,937	61,209	*
Oliver S. Fetzer, PhD, MBA	2,333	89,562	91,895	*
Christopher D.T. Guiffre, JD, MBA	3,279	108,311	111,590	*
David W.J. McGirr, MBA	1,518	65,811	67,329	*
Robert J. Perez, MBA	3,181	37,687	40,868	*
Francis P. Tally, MD	95,978	113,955	209,933	*
Kenneth M. Bate, MBA	2,500	5,833	8,333	*
John K. Clarke, MBA(2)	71,935	58,400	130,335	*
David W. Martin, Jr., MD	21,381	57,700	79,081	*
Walter R. Maupay, Jr., MBA(3)	18,857	56,300	75,157	*
Martin Rosenberg, PhD	—	—	—	—
J. Matthew Singleton MBA, CPA	2,000	5,833	7,833	*
Michael B. Wood, MD	—	—	—	—
All directors and executive officers as a group (14 persons)	300,923	957,704	1,258,627	2.37%

*
Less than 1% of the issued and outstanding shares of common stock.

(1)
Mr. Bonney holds a portion of his shares with joint voting and investment power with Mrs. Alison G. Bonney.

(2)
A portion of the shares attributable to Mr. Clarke are held in trust for the benefit of his children. Mr. Clarke has sole voting and investment power with respect to these shares.

(3)
Mr. Maupay holds a portion of his shares with joint voting and investment power with Ms. Margaret Maupay.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The table below sets forth compensation information for the fiscal years ended December 31, 2004, 2003, and 2002 with respect to our current Chief Executive Officer and our four most highly paid executive officers who were serving in such capacity at the end of 2004. We refer to these officers as our named executive officers.

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)(1)		Bonus($)(2)		Restricted Stock Awards($)		Securities Underlying Options(#)	All Other Compensation ($)(3)
Michael W. Bonney(4) President & Chief Executive Officer	2004 2003 2002	$ $ $	350,000 346,910 296,538	$ $ $	200,000 136,461 100,800	$ $ $	— — —	100,000 310,000 190,000	$ $ $	11,331 11,956 8,996
Barry I. Eisenstein, MD(5) Senior Vice President, Scientific Affairs	2004 2003 2002	$ $ $	275,000 278,526 —	$ $ $	99,000 132,750 —	$ $	— —	$20,000 80,500 —	$ $ $	11,115 10,540 7,029
Oliver S. Fetzer, PhD, MBA(6) Senior Vice President, Corporate Development, Research and Development	2004 2003 2002	$ $ $	350,000 353,856 148,756	$ $ $	137,900 99,750 30,989	$ $	— —	50,000 18,500 110,000	$ $ $	11,331 10,552 7,029
David W.J. McGirr, MBA(7) Senior Vice President & Chief Financial Officer	2004 2003 2002	$ $ $	300,000 303,846 40,490	$ $ $	129,000 89,250 —	$ $	— —	25,000 15,500 100,000	$ $ $	11,223 10,552 333
Robert J. Perez, MBA(8) Senior Vice President, Commercial Operations	2004 2003 2002	$ $ $	275,000 96,965 —	$ $ $	105,600 78,673 —		$—	40,000 80,500 —	$ $ $	10,140 5,344 —

(1)
Salary includes amounts contributed to our 401(k) Plan and not included as taxable income in accordance with IRS rules. Salary increases for 2003 were paid in Cubist common stock.

(2)
Bonuses reported for 2002 were earned in 2002 but paid in January of 2003. Bonuses reported for 2003 were earned in 2003 and paid in December 2003. Bonuses reported for 2004 were earned in 2004 but paid in February 2005.

(3)
All other compensation includes (i) long-term disability insurance premiums paid by Cubist, (ii) Cubist's matching contributions under our 401(k) Plan, and (iii) in years 2003 and 2002, a Company bonus that was distributed to all employees.

(4)
Mr. Bonney's employment at Cubist commenced on January 3, 2002. Mr. Bonney's 2002 bonus, less applicable withholdings, was paid in Cubist common stock.

(5)
Dr. Eisenstein's employment at Cubist commenced on January 6, 2003. Dr. Eisenstein's 2003 bonus includes a one-time sign-on bonus in the amount of $75,000 that was paid in January 2003.

(6)
Dr. Fetzer's employment at Cubist commenced on July 29, 2002. Dr. Fetzer's 2002 bonus, less applicable withholdings, was paid in Cubist common stock.

(7)
Mr. McGirr's employment at Cubist commenced on November 11, 2002.

(8)
Mr. Perez's employment at Cubist commenced on August 25, 2003.

Option Grants in Last Fiscal Year

        The following table sets forth information regarding grants of stock options under our Amended and Restated 2000 Equity Incentive Plan to the named executive officers during the fiscal year ended December 31, 2004.

Name	Number of Securities Underlying Options Granted (Shares)(1)	Percent of Total Options Granted to Employees in Fiscal 2004	Exercise or Base Price	Expiration Date	Grant Date Present Value(2)
Michael W. Bonney	100,000	8.78%	$10.84	07/01/2014	$8.26
Barry I. Eisenstein, MD	20,000	1.76%	10.84	07/01/2014	8.26
Oliver S. Fetzer, PhD, MBA	50,000	4.39%	10.84	07/01/2014	8.26
David W.J. McGirr, MBA	25,000	2.19%	10.84	07/01/2014	8.26
Robert J. Perez, MBA	40,000	3.51%	10.84	07/01/2014	8.26

(1)
Each option is exercisable in 16 equal quarterly installments and has a maximum term of 10 years from the date of grant, subject to earlier termination in the event of the optionee's cessation of service with Cubist. The options are exercisable during the holder's lifetime only by the holder and they are exercisable by the holder only while the holder is an employee of Cubist and for certain limited periods of time thereafter in the event of termination of employment.

(2)
Based on the Black-Scholes pricing model suggested by the Securities and Exchange Commission. The estimated values under that model are based on arbitrary assumptions as to variables such as stock price volatility, projected future dividend yield and interest rates, discounted for lack of marketability and potential forfeiture due to vesting schedule. The estimated values above use the following significant assumptions: volatility—100%; dividend yield—0%; the average life of the options—5 years; risk-free interest rate—3.9%. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated using a modified Black-Scholes model.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth information with respect to the stock options exercised during the fiscal year ended December 31, 2004, and the unexercised stock options held at the end of such fiscal year by the named executive officers.

			Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael W. Bonney	—	—	256,249	343,751	$495,559	$673,441
Barry I. Eisenstein, MD	—	—	36,406	64,094	192,688	264,713
Oliver S. Fetzer, PhD, MBA	—	—	69,031	109,469	194,456	198,644
David W.J. McGirr, MBA	—	—	55,468	85,032	94,046	115,704
Robert J. Perez, MBA	—	—	27,656	92,844	2,475	37,125

(1)
Based on the difference between the exercise price of each option and the last reported sales price of our common stock on the NASDAQ-NMS on December 31, 2004 of $11.83.

Equity Compensation Plans

        The following table provides information as of December 31, 2004, relating to our equity compensation plans pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by security holders(1)(2)	5,843,127		$15.22		2,930,791
Equity compensation plans not approved by security holders	7,029	(3)	$40.50	(4)	—(5)
Total	5,850,156		$15.25		2,930,791

(1)
Consists of the 1993 Amended and Restated Stock Option Plan, or 1993 Plan, the Amended and Restated 2000 Equity Incentive Plan, or 2000 Equity Incentive Plan, the Amended and Restated 2002 Directors' Stock Option Plan and the 1997 Employee Stock Purchase Plan. The 1993 Plan terminated pursuant to its own terms on May 6, 2003.

(2)
The 2000 Equity Incentive Plan includes an evergreen formula pursuant to which the maximum number of shares of our common stock that shall be made available for sale under the Equity Incentive Plan shall be 1,630,000 shares as of June 13, 2002 plus an annual increase to be added on January 1 of each year, beginning on January 1, 2003 until and including January 1, 2006, equal to five percent (5%) of the total number of shares of common stock and stock equivalents issued and outstanding as of the close of business on the immediately preceding December 31. On January 1, 2005, the number of shares of common stock available for issuance under the Equity Incentive Plan was increased by 2,892,863 shares, from 5,596,465 to 8,489,328, as a result of this evergreen feature.

(3)
Includes 2,835 stock options outstanding under the 2001 United Kingdom Stock Option Plan, or UK Option Plan. The UK Option Plan was adopted to encourage stock ownership by our employees in the United Kingdom. Options granted under the UK Option Plan have been approved under the Income and Corporation Taxes Act of 1988 of the United Kingdom. Such options receive favored tax treatment in the United Kingdom. Also includes 4,194 stock options outstanding under the TerraGen Discovery Inc. Employee Stock Option Plan, or TerraGen Plan, which were assumed as part of the acquisition of TerraGen Discovery Inc. in October 2000. Options under the TerraGen Plan became exercisable for shares of Cubist common stock upon consummation of the acquisition, but remain subject to the TerraGen Plan. No awards have been made under the TerraGen Plan since the date of the acquisition.

(4)
The outstanding options under the UK Option Plan have a weighted average exercise price of $21.89 per share. The outstanding options under the TerraGen Plan have a weighted average exercise price of $53.08 per share.

(5)
As part of our decision to cease operations in the United Kingdom, we terminated the UK Option Plan and will therefore not be issuing the remaining 497,165 options that were previously available under the UK Option Plan.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

        Under the terms of a February 25, 2003 transition agreement, which superseded his employment agreement in place at the time, Dr. Rocklage, our former Chairman, resigned as Chief Executive Officer of Cubist effective June 10, 2003, the date of our 2003 Annual Meeting of Stockholders. Dr. Rocklage remained an employee of Cubist until December 31, 2003, and received his full salary and bonus through that date. He received a one-time Special Recognition Award of $440,000 in January 2004. Under the terms of the transition agreement, Dr. Rocklage's then unvested stock options vested on December 31, 2003, and will remain exercisable until December 31, 2006. None of our other executive officers has entered into an employment agreement.

        We have provided retention letters to our executive officers, which can be viewed in the Company's filings with the Securities and Exchange Commission. Under the terms of Mr. Bonney's retention letter, Mr. Bonney is entitled to severance pay in an amount equal to twenty-four months of his then-current annual base salary if his employment is terminated by us without cause (as defined in the retention letter) or terminated by the executive officer for good reason (as defined in the retention letter). Under the terms of the retention letters of Dr. Eisenstein, Dr. Fetzer, Mr. Guiffre, Mr. McGirr, Mr. Perez and Dr. Tally, each of these executive officers is entitled to severance pay in an amount equal to eighteen months of his then-current annual base salary if his employment is terminated by us without cause (as defined in the retention letter) or terminated by the executive officer for good reason (as defined in the retention letter). If such termination of Mr. Bonney, Dr. Eisenstein, Dr. Fetzer, Mr. Guiffre, Mr. McGirr, Mr. Perez or Dr. Tally occurs within twenty-four months after a change-in-control, then the executive officer's unvested options granted prior to the change-in-control, if any, will become vested.

The Board of Directors and Committees of the Board

        The Board of Directors held eleven meetings, seven of which were telephonic meetings, and took action by written consent on five occasions during fiscal year 2004. The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. There were five Audit Committee meetings, two Compensation Committee meetings, and seven Corporate Governance and Nominating Committee meetings in fiscal year 2004. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors plus meetings of any committees on which he or she served during his or her membership on the Board of Directors in fiscal year 2004. It has been the practice of the Board of Directors to hold a meeting on the same date and at the same location as the Annual Meeting of Stockholders. The entire Board of Directors attended the 2004 Annual Meeting of Stockholders in person.

Audit Committee

        The Board of Directors has an Audit Committee, which met five times during 2004. The functions of the Audit Committee are as set forth in the Amended and Restated Audit Committee Charter which can be viewed on the Company's website at www.cubist.com or in the Company's filings with the Securities and Exchange Commission. The members of the Audit Committee are all independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards, including the "financial experts" as defined in Regulation S-K of the Securities Act of 1933, as amended. The members of the Audit Committee during 2004 were Mr. John Clarke, the Chairman of the Committee until the August 2004 meeting, Mr. Kenneth Bate and Mr. J. Matthew Singleton, the Chairman of the Committee beginning with the August 2004 meeting. For 2005, the Audit Committee members are Mr. Singleton, the Chairman of the Committee, Mr. Bate, and Mr. Clarke. The Board has determined that Messrs. Bate and Singleton are "financial experts."

        The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditors in order to assure that the provision of such services do not impair the auditor's independence. Unless a type of service to be provided has received general pre-approval from the Audit Committee, it requires specific pre-approval in each instance by the Audit Committee. Any proposed services exceeding pre-approved cost levels also require specific pre-approval by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE(1)

        In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company's audited year-end financial statements with management and the independent auditors, PricewaterhouseCoopers LLP. The Committee discussed with the independent auditors the matters to be discussed by Statement of Auditing Standards No. 61. In addition, the Committee received from the independent auditors, written disclosure and the letter required by Independence Standards Board Standard No. 1 and the information required under Regulation S-X rule 2-07 of the Securities Act of 1933, as amended. The Committee also discussed with the independent auditors the auditors' independence from management and the Company, including a review of audit and non-audit fees and the matters covered by the written disclosures and letter provided by the independent auditors.

        The Committee discussed with Cubist's independent auditors the overall scope and plans for their audits. The Committee has met with the independent auditors, with and without management present, to discuss the results of their audits and reviews, their evaluations of Cubist and its personnel, the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee also has met with the Company's internal auditors, Vitale, Caturano & Company PC, with and without management present.

        Based on the reviews and discussions referred to above, the Committee reviewed and recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

        The Board has adopted a written charter for the Audit Committee, which can be viewed on the Company's website at www.cubist.com or in the Company's filings with the Securities and Exchange Commission.

Audit Committee Matthew Singleton, Chairman Kenneth Bate
January 31, 2005	John Clarke

(1)
Notwithstanding anything to the contrary set forth in any of Cubist's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Report of the Audit Committee shall not be incorporated by reference into any such filings.

Compensation Committee

        The Board of Directors has a Compensation Committee, which met two times during 2004. The functions of the Compensation Committee are as set forth in the Compensation Committee Charter, which can be viewed on the Company's website at www.cubist.com or in the Company's filings with the Securities and Exchange Commission. The members of the Compensation Committee are all independent, as defined in the National Association of Securities Dealers' listing standards. The members of the Compensation Committee for 2004 were Dr. David Martin, the Chairman of the Committee, Mr. Walter Maupay, and Mr. Singleton. For 2005, the Compensation Committee Members are Dr. Martin, the Chairman of the Committee, Mr. Maupay, Mr. Clarke, and Dr. Michael B. Wood (commencing with his appointment to the Board of Directors on March 9, 2005).

Compensation Committee Interlocks and Insider Participation

        Other than Mr. Clarke, who was President and Chief Executive Officer of the Company from 1992 through 1994, no member of the Compensation Committee, as constituted during 2004, was a former or current officer or employee of Cubist.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE OFFICER COMPENSATION(1)

Compensation Philosophy and Objectives

        Our philosophy for executive officer compensation strives to create and protect value for shareholders while furthering our short- and long-term strategic goals by aligning compensation with the achievement of business objectives and the individual's performance. We believe that short- and long-term compensation should be geared to both attract and retain qualified executive officers and structured so as to motivate and reward high levels of performance. Accordingly, our pay-for-performance-based executive compensation consists of three components: base salaries, annual performance bonuses, and grants of stock options. Base salaries are targeted to be in the middle of the range for comparable positions at comparable companies, and annual increases to base salaries are within a range defined by external benchmarking of comparable companies and determined by the individual's performance and his/her value to Cubist. The list of comparable companies is reviewed and discussed with the Compensation Committee for its input and concurrence. Annual bonuses, which are governed by the Company's Short Term Incentive Plan discussed in more detail below, are based on achievement against both individual and corporate goals and are targeted to allow an individual's total compensation to exceed the middle of the range for comparable positions at comparable companies if both the individual and Cubist achieve their goals. Stock options are awarded based on performance, contribution, potential, and retention considerations and are targeted to be consistent with awards granted to individuals in comparable positions at comparable companies.

        The Company's Short Term Incentive Plan, which can be viewed in the Company's filings with the Securities and Exchange Commission, sets forth the parameters by which annual cash bonuses are awarded to employees of Cubist. Each employee eligible for a bonus has a target bonus amount set at a percentage of the employee's base salary. For all employee bonuses, the determination of the employee's bonus award is based in part on Company performance. Company performance is measured by achievement of Company goals approved by the Board of Directors at the beginning of the given year. Bonuses for managers and above and manager-equivalent positions also include a component for individual performance. Individual performance is measured by the achievement of individual goals established at the beginning of the given year. The more senior the level of the employee in the Company, the greater the weight that Company goal achievement is given relative to overall achievement.

        In evaluating our executive officers' performance, we generally follow the process outlined below:

  •
  Prior to the beginning of each fiscal year, the CEO proposes corporate goals and objectives to the Compensation Committee. The Compensation Committee discusses the proposed goals with the CEO, incorporates any appropriate modifications, and makes a recommendation to the full Board, which recommendation is discussed by, and ultimately approved by, the full Board of Directors. Shortly after our corporate goals and objectives are approved by our Board, the CEO establishes goals and objectives for each of our executive officers. These goals and objectives are used at the end of each year to measure executive officer performance. The goals and objectives for the CEO are those established by the Board for the Company.

  •
  During the year, the Compensation Committee and the full Board review at regular meetings with the CEO and in Executive Session of the Independent Directors the performance of the

    Company and the CEO against pre-established goals and objectives and any revised goals and objectives resulting from changing circumstances during the course of the year. The CEO regularly during the year similarly reviews with each executive officer her/his performance.

  •
  Shortly after year-end, the Compensation Committee evaluates quantitatively Mr. Bonney's performance, including performance against corporate goals and objectives set the prior year. The recommendation for Mr. Bonney's performance bonus amount and stock option grant are determined by the Compensation Committee, all commensurate with his and Cubist's performance. The Committee also determines a recommended merit increase in his base salary and, if appropriate, any change in the target (as a percentage of base salary) for his performance bonus for the following year. The Committee makes its recommendation for Mr. Bonney's compensation to the independent directors of the full Board in Executive Session, and, after discussion and any requested adjustments, the independent directors approve the CEO's compensation.

  •
  Shortly after year-end, Mr. Bonney evaluates the performance of Cubist's other executive officers, including their performance against their goals and objectives set the prior year. Mr. Bonney recommends to the Compensation Committee a base salary increase, performance bonus amount, and stock option grant for each executive officer, all commensurate with performance and compensation packages of comparable executive officers of comparable companies as determined by the Compensation Committee. The Committee reviews and discusses with Mr. Bonney the performance of each executive and his recommendations for each performance bonus and stock option grant and for base salary increment for the subsequent year. After any requested adjustments are made to Mr. Bonney's recommendations, the Committee approves the compensation for each executive.

        The Compensation Committee's Charter authorizes it to retain the services of independent consultants to assist it in its duties. The Charter also authorizes the Compensation Committee to terminate any consultant that it retains. The Compensation Committee has retained an independent executive compensation and benefits consultant in 2005.

Compensation for Fiscal 2004 and 2005

Report on Chief Executive Officer Compensation

        In February 2005, the Compensation Committee, with the concurrence of the Board, authorized a bonus for Mr. Bonney's 2004 performance in the amount of $200,000 and a stock option grant for Mr. Bonney in the amount of 100,000 options priced at fair market value on February 14, 2005. This was the first time that the Compensation Committee was able to perform a full year's review of Mr. Bonney's performance as Chief Executive Officer because, as of the last review, Mr. Bonney had been CEO for only six months. Mr. Bonney's 2004 bonus was based on the Company's 2004 performance against goals and objectives and took into consideration the Company's successful transition from a research biopharmaceutical concern to a commercial pharmaceutical company, the Company's securing of $112.4 million in financing in November 2004, and the Company's performance on its fundamental financial measures. The stock option grant was based on the same performance criteria, contribution, potential, and retention considerations.

        In February 2005, the Compensation Committee, with the subsequent approval of the Board, set Mr. Bonney's salary for 2005 at $385,000, a 10% increase over his salary in 2004. The Committee also recommended and the Board approved increasing the target for his performance bonus in 2005 to 75% of base salary. The achievement of the target will be based 100% on Company performance against established goals and objectives. The increases in salary and bonus potential were determined based on Mr. Bonney's 2004 performance, as well as a thorough review of the compensation paid to chief executive officers of other companies. The increase in bonus potential also serves to make a greater percentage of Mr. Bonney's compensation dependent on his performance, as reflected in the Company's achievement of its goals and objectives. The Committee and the independent directors of the Board have concluded that these changes are commensurate with Mr. Bonney's and the Company's accomplishments during his first full year as our Chief Executive Officer, position Mr. Bonney's compensation fairly within the range of total potential compensation of chief executive officers of companies comparable in business, maturity and size, and are consistent with our pay-for-performance approach to compensation.

Report on Executive Officer Compensation

        In February 2005, the Compensation Committee authorized base salary increases for the six executive officers other than Mr. Bonney ranging from 3% to 6%. The increases were determined after reviewing Company, group, and individual performance, including performance against goals and objectives set for the year and also against salaries of similar positions in comparable companies.

        In February 2005, the Compensation Committee authorized bonuses in the aggregate amount of $637,911 for the six executive officers other than Mr. Bonney. Individual bonuses for these executive officers ranged from $81,963 to $137,200. Bonuses were based 50% on the Company's performance against goals and objectives and 50% on the individual's performance against goals and objectives. The bonus target for each of these executive officers in 2005 is 40% of base salary and is based 60% on Company performance and 40% on individual performance.

        In February 2005, the Compensation Committee authorized stock option grants in the aggregate amount of 160,000 for the six executive officers other than Mr. Bonney. Individual stock option grants for these executive officers ranged from 20,000 to 35,000 options, all priced at fair market value on February 14, 2005.

Other Actions

        During fiscal year 2004, the Compensation Committee approved the issuance of revised "retention letters" for seven executive officers including the CEO to provide severance payments equal to 18 months, or 24 months for Mr. Bonney, of base salary and accelerated vesting of all stock options upon a Change-in-Control, or C.I.C., of the Company and termination of the executive "without cause" or for "good reason" within 24 months of the C.I.C. event. The retention letters also provide for a severance pay equal to each executive's 18-month, or 24-month for Mr. Bonney, base pay in the event of termination of the executive "without cause" or for "good reason" but without acceleration of stock option vesting.

        The Committee reviewed for all of the Company's executive officers the histories of their total compensation since 1995 and tallies of their current total compensation, including base salaries,

bonuses, equity instruments, SERPS, perquisites, Deferred Compensation Plans, and retention letters. Executive officers are eligible for the Company-sponsored healthcare plan and typical employee-wide benefits, but there are no perquisites, SERPS or Deferred Compensation Plans provided by the Company to any of its executive officers. The Committee concluded that the pay-for-performance approach to total compensation for its executives is fair, competitive and reasonable.

        The Compensation Committee reviewed and revised its charter, which was approved by the full Board during 2004. The Compensation Committee also evaluated its performance and reported such to the full Board.

Conclusion

        The Compensation Committee believes that the total 2004-related compensation of the Chief Executive Officer and the other executive officers, as described above and the approved compensation changes for 2005, are reflective of the Company's pay-for-performance compensation philosophy and are fair, reasonable and within the range of compensation for executive officers in similar positions at comparable companies.

        The Board has adopted a written charter for the Compensation Committee, which can be viewed on the Company's website at www.cubist.com or in the Company's filings with the Securities and Exchange Commission.

Compensation Committee(2) David Martin, Chairman John Clarke
February 15, 2005	Walter Maupay

(1)
Notwithstanding anything to the contrary set forth in any of Cubist's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report on Executive Compensation shall not be incorporated by reference into any such filings.

(2)
The signatories represent the Compensation Committee as of February 15, 2005. Dr. Michael Wood joined the Board and the Compensation Committee on March 9, 2005.

Corporate Governance and Nominating Committee

        The Board of Directors has a Corporate Governance and Nominating Committee, which met seven times during the 2004 fiscal year. The functions of the Corporate Governance and Nominating Committee are as set forth in the Corporate Governance and Nominating Committee Charter, which can be viewed on the Company's website at www.cubist.com or in the Company's filings with the Securities and Exchange Commission. The members of the Corporate Governance and Nominating Committee are all independent, as defined in the National Association of Securities Dealers' listing standards. The members of the Corporate Governance Committee during 2004 were Ms. Bayh, (until her resignation from the Board in September 2004), as Chairman of the Committee, Mr. Maupay (who was Chairman of the Committee following Ms. Bayh's resignation), Mr. Bate, and Mr. Singleton (following Ms. Bayh's resignation). For 2005, the Corporate Governance and Nominating Committee members are Mr. Maupay, as Chairman of the Committee, Mr. Bate, Mr. Singleton (until March 9, 2005), and Dr. Martin Rosenberg (commencing with his appointment to the Board of Directors on March 9, 2005).

        The Corporate Governance and Nominating Committee requires that directors possess the highest personal and professional ethics, integrity and values, and are committed to representing the long-term interests of our stockholders. Directors must have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing diverse experience at policy-making levels in business, healthcare, education and technology, and in areas that are relevant to our activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time. The Corporate Governance and Nominating Committee and the Company Secretary have developed a Director Orientation Program for new directors, which is executed by members of our management team. Drs. Rosenberg and Wood were the first new directors to participate in this program.

        In addition to considering candidates suggested by stockholders, the Corporate Governance and Nominating Committee considers potential candidates recruited by the Company or recommended by current directors, Company officers, employees and others. The Corporate Governance and Nominating Committee considers all candidates in the same manner regardless of the source of the recommendation.

        Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders (a) by or at the direction of the Board of Directors or (b) by any stockholder who is a stockholder of record at the time of giving of notice for the election of directors at the Annual Meeting and who complies with the notice procedures set forth below. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of Cubist Pharmaceuticals, Inc. at 65 Hayden Avenue, Lexington, Massachusetts 02421. To be timely, a stockholder's notice shall be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the Annual Meeting; provided, however, that if less than 100 days' notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the seventh day following the day on which such notice of the date of the Annual Meeting or such public disclosure was made.

        The stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the books of Cubist, of such stockholder and (ii) the class and number of shares of Cubist that are beneficially owned by such stockholder. In addition to the requirements set forth above, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. The nominees for the 2005 Annual Meeting of Stockholders were recommended by the Corporate Governance and Nominating Committee and nominated by the Board of Directors. Cubist did not receive any stockholder nominations to date this year.

        Stockholders may send general communications to our Board, including shareholder proposals or concerns about Cubist's conduct. These communications may be sent to any director or to a member of the Audit Committee, care of: Secretary, Cubist Pharmaceuticals, Inc., 65 Hayden Avenue, Lexington, Massachusetts, 02421. All communications unless otherwise indicated in such communication, will be reviewed by the Secretary and submitted to the Board or individual director, as appropriate or as directed. Our employees may send communications to the Audit Committee of our Board regarding complaints about the Company's accounting, internal accounting controls or auditing matters via our Confidential Corporate Responsibility Hotline, which is set forth in our Amended and Restated Code of Conduct and Ethics, which can be viewed on the Company's website at www.cubist.com or in the Company's filings with the Securities and Exchange Commission.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominees for Election as Directors

        Our Board of Directors is divided into three classes, with one class of directors elected each year for a three-year term of office at the annual meeting of stockholders. All directors of a class hold their positions until the annual meeting of stockholders at which their terms of office expire and until their successors have been duly elected and qualified.

        The term of office of the Class III directors will expire at the Annual Meeting on June 8, 2005. The current Class III directors are J. Matthew Singleton, John K. Clarke, Martin Rosenberg, and Michael B. Wood. Dr. Rosenberg and Dr. Wood were appointed to the Board of Directors by the then-current Board of Directors on March 9, 2005. Our former Chairman, Scott M. Rocklage, who retired from the Board of Directors on December 31, 2004, was also a Class III director before his retirement. On March 9, 2005, Mr. Clarke informed the Board of Directors that he will not stand for re-election to the Board of Directors at this year's Annual Meeting. Upon the expiration of his current term of office in June 2005, Mr. Clarke will retire from our Board of Directors, having served for the full term expected of directors under the term limits set forth in our Amended and Restated Corporate Governance Guidelines, which can be viewed on the Company's website at www.cubist.com or in the Company's filings with the Securities and Exchange Commission. Mr. Clarke's retirement will take effect on the day of the Annual Meeting.

        The Board of Directors has nominated Mr. Singleton, Dr. Rosenberg and Dr. Wood for re-election as Class III directors to hold office until the annual meeting of stockholders to be held in 2008 and until their respective successors have been duly elected and qualified. In the event that any of the nominees shall be unable or unwilling to serve as a director, the Board of Directors shall reserve discretionary authority to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve. Proxies cannot be voted for any persons other than the nominees.

        The affirmative vote of a plurality of the shares of common stock present at the annual meeting, in person or by proxy, is required for the election of each of the nominees for Class III director. Unless authority to do so is withheld, the persons named in each proxy will vote the shares represented thereby "FOR" the election of the nominees.

Information as to Directors and Nominees for Director

        The names of our directors (including the nominees for re-election as Class III directors at the annual meeting) and certain information regarding each director are listed below.

Name	Age	Position(s) Held	Director Since	Term Expires	Class of Director
David W. Martin, Jr., MD(1)*	64	Lead Director	1997	2006	I
Kenneth M. Bate, MBA(2)(3)	54	Director	2003	2006	I
Michael W. Bonney	46	Director	2003	2007	II
John K. Clarke, MBA(1)(2)	51	Director	1992	2005	III
Walter R. Maupay, Jr., MBA(1)(3)*	66	Director	1999	2007	II
Martin Rosenberg, PhD(3)	59	Director	2005	2005	III
J. Matthew Singleton, MBA, CPA(2)*	52	Director	2003	2005	III
Michael B. Wood, MD(1)	61	Director	2005	2005	III

(1)
Member of Compensation Committee

(2)
Member of Audit Committee

(3)
Member of Corporate Governance and Nominating Committee

*
Committee Chairman

        Mr. Bate has served as one of our directors since June 2003. From July 2003 until January 2005, Mr. Bate served as Executive Vice President, Head of Commercial Operations and Chief Financial Officer of Millennium Pharmaceuticals Inc. From December 2002 to July 2003, Mr. Bate served as Senior Vice President and Chief Financial Officer of Millennium Pharmaceuticals, Inc. Prior to that, he was a founding partner of JSB Partners, LP, a firm providing banking and advisory services to biopharmaceutical and life sciences companies from July 1999 to December 2002. From 1997 to 1999, Mr. Bate served as Senior Managing Director and Chief Executive Officer of MPM Capital, LP, a venture capital company. Mr. Bate served at Biogen, Inc. as Vice President of Sales and Marketing from 1993 to 1996 and as Chief Financial Officer from 1990 to 1993. Mr. Bate is also a director of Coley Pharmaceutical Group, Inc., a biopharmaceutical company. Mr. Bate received a BA in Chemistry from Williams College and an MBA from The Wharton School at the University of Pennsylvania.

        Mr. Bonney has served as our President & Chief Executive Officer and as a member of the Board of Directors since June 2003. From January 2002 to June 2003, he served as our President & Chief Operating Officer. From 1995 to 2001, he held various positions of increasing responsibility at Biogen, Inc., a biopharmaceutical company, including Vice President, Sales and Marketing from 1999 to 2001. While at Biogen, Mr. Bonney built the commercial infrastructure for the launch of Avonex. Prior to that, Mr. Bonney held various positions of increasing responsibility in sales, marketing and strategic planning at Zeneca Pharmaceuticals, ending his eleven-year career there serving as National Business Director. Mr. Bonney is also a Director of NPS Pharmaceuticals, Inc., a biopharmaceutical company. Mr. Bonney received a BA in Economics from Bates College.

        Mr. Clarke has served as one of our directors since our incorporation and as Chairman of the Board of Directors from our incorporation to March 2000. From 1992 to 1994, Mr. Clarke served as our acting President and Chief Executive Officer. Since 1982, he has been a general partner of DSV Management in Princeton, New Jersey, the general partner of DSV Partners IV, a venture capital firm. Mr. Clarke is also the Managing General Partner of Cardinal Partners, a venture capital firm. He is a director of Sirtris Pharmaceuticals, a biotechnology company, Momenta, Inc., a biopharmaceutical company, Visicu, Inc., a healthcare company and Alnylam Pharmaceuticals, Inc., a therapeutics company. Mr. Clarke received his BA in Biology and Economics from Harvard College and an MBA from The Wharton School of the University of Pennsylvania.

        Dr. Martin has served as one of our directors since October 1997 and as our Lead Director since October 2004. Since 2004, he has been the founder, Chairman and Chief Executive Officer of AvidBiotics Corp., a biotechnology company. In 2003, he was Chairman and Chief Executive Officer of GangaGen, Inc., a biotechnology company. From July 1997 until April 2003, Dr. Martin served as President, Chief Executive Officer and founder of Eos Biotechnology, Inc., a biotechnology company. From 1995 to 1996, Dr. Martin was President and Chief Executive Officer of Lynx Therapeutics, Inc., a biotechnology company. During 1994, Dr. Martin served as Senior Vice President of Chiron Corporation, a biopharmaceutical company. From 1991 to 1994, Dr. Martin served as Executive Vice President of DuPont Merck Pharmaceutical Company. From 1983 to 1990, Dr. Martin was Vice President and then Senior Vice President of Research and Development at Genentech, Inc., a biotechnology company. Prior to 1983, Dr. Martin was a Professor of Medicine, Professor of Biochemistry and an Investigator of the Howard Hughes Medical Institute at the University of California San Francisco. Dr. Martin is also a Lead Director of Varian Medical Systems, Inc., a medical equipment and software supplier. Dr. Martin received an MD from Duke University.

        Mr. Maupay has served as one of our directors since June 1999. From January 1995 to June 1995, Mr. Maupay served as Group Executive of Calgon Vestal Laboratories, a division of Bristol-Myers Squibb Company. From 1988 to 1995, Mr. Maupay served as President of Calgon Vestal Laboratories. From 1984 to 1988, Mr. Maupay served as Vice President, Healthcare at Calgon Vestal Laboratories. Mr. Maupay is a director of Life Medical Sciences, Inc., a medical device company, Kensey Nash Corporation, a medical device company, PolyMedica Corporation, a healthcare distribution company, and Triosyn, Inc., an infection control medical device company. Mr. Maupay received a BS in Pharmacy from Temple University and an MBA from Lehigh University.

        Dr. Rosenberg has served as one of our directors since March 2005. Since 2003, Dr. Rosenberg has been the Chief Scientific Officer of Promega Corporation, a biotechnology company. From 2001 to 2003, Dr. Rosenberg served as Vice President, Research and Development of Promega Corporation. From 2000 until 2001, Dr. Rosenberg was Senior Vice President, Anti-Infectives, Drug Discovery at GlaxoSmithKline, a pharmaceutical company. From 1996 until 2000, Dr. Rosenberg was Senior Vice President, Anti-Infectives at SmithKline Beecham Corporation, the predecessor company to GlaxoSmithKline. Prior to 2000, Dr. Rosenberg held a variety of roles of increasing responsibility with SmithKline Beecham Corporation. Before joining SmithKline Beecham, Dr. Rosenberg spent 10 years at the National Institutes of Health and was a Section Chief at the National Cancer Institute. Dr. Rosenberg is a director of Promega Corporation, Nereus Pharmaceuticals, Inc., a pharmaceutical company, Anacor Pharmaceuticals, a pharmaceutical company, and Scarab Genomics, a biotechnology company. Dr. Rosenberg received a BA from the University of Rochester and a PhD from Purdue University.

        Mr. Singleton has served as one of our directors since June 2003. From 2000 to the present, he has served as Chief Financial and Administrative Officer of CitationShares, LLC, a joint venture of Cessna Aircraft Company and TAG Aviation USA, Inc. From 1994 to 1997, Mr. Singleton served as a Managing Director, Executive Vice President and Chief Administrative Officer of CIBC World Markets, an investment banking firm. Previous to that, he served in a variety of roles from 1974 until 1994 at Arthur Andersen & Co., a public accounting firm, ending his tenure there as Partner-In-Charge of the Metro New York Audit and Business Advisory Practice. During 1980 and 1981, he served as a Practice Fellow at the Financial Accounting Standards Board. Mr. Singleton also serves as a director of Salomon Asset Reinvestment Company. He received an AB in Economics from Princeton University and an MBA from New York University. Mr. Singleton is a Certified Public Accountant.

        Dr. Wood has served as one of our directors since March 2005. Dr. Wood is currently an Orthopedic Surgeon and retired President-emeritus of Mayo Foundation and Professor of Orthopedic Surgery, Mayo Clinic School of Medicine. He was previously Chief Executive Officer of Mayo Foundation from 1999 until 2003. Prior to 1999, Dr. Wood held a variety of roles within Mayo Clinic. Dr. Wood is a director of Steris Corporation, a medical sterilization company, Assistive Technology Group, Inc., a rehabilitation and durable medical equipment company, and Visionshare, Inc., a software company. Dr. Wood received a BA from Franklin and Marshall College, an MD, CM from McGill University and an MS from the University of Minnesota.

Compensation of Directors

        Mr. Bonney is a director and one of our full-time executive officers; he receives no additional compensation for serving on the Board of Directors. No other director is an employee of Cubist. In 2004, we paid each of the non-employee directors (other than Dr. Rocklage, our former Chairman) a fee of $3,000 for each meeting of the Board of Directors that he or she attended in person, $1,000 for each meeting of the Board of Directors that he or she attended by phone, and $1,000 for each committee meeting he or she attended, whether in person or by phone. Our former Chairman, Dr. Rocklage, received two times the standard non-employee director fees for each meeting of the Board of Directors. Committee chairmen received an additional $1,000 for each meeting chaired. In addition, we paid each member of our Corporate Governance and Nominating Committee the equivalent of the fee payable for a committee meeting for each half-day of interviewing conducted in connection with the recruiting of candidates to serve on our Board of Directors. Accordingly, each member of the Corporate Governance and Nominating Committee received a total of $2,000 for interviewing board candidates. Directors were reimbursed for expenses in connection with their attendance at board or committee meetings and, if applicable, interviewing of board candidates. In 2005, non-employee directors shall be paid in accordance with the same fee structure that was in place for 2004, other than Dr. Martin, our Lead Director, who will receive one-and-a-half times the standard non-employee director fees for each meeting of the Board of Directors and for each committee meeting that he attends in his capacity as Lead Director. The following table sets forth the aggregate fees earned by each of our non-employee directors in 2004:

Name	Position(s) Held	Aggregate Fees in 2004
Scott M. Rocklage, PhD	Chairman	$40,000
Kenneth M. Bate, MBA	Director	$31,000
Susan B. Bayh, JD	Director	$22,000
John K. Clarke, MBA	Director	$37,000
David W. Martin, Jr., MD	Director	$22,000
Walter R. Maupay, Jr., MBA	Director	$35,000
J. Matthew Singleton, MBA, CPA	Director	$32,000

        Pursuant to our 2002 Directors' Stock Option Plan, upon first joining the Board of Directors, each director who is not one of our employees automatically is granted a stock option exercisable for 10,000 shares of common stock at fair market value, and each time that he or she is serving as a director on the close of business on the date of an annual meeting of stockholders, such director is automatically granted on such business day a stock option in an amount previously determined by the Board. In 2004, our former Chairman, Dr. Rocklage, received two times the number of options awarded to other non-employee directors. The current amount set by the Board of Directors for such annual grants is either (a) 10,000 shares of common stock at fair market value if Cubist's common stock underperforms the Nasdaq Pharmaceutical Index for the preceding calendar year or (b) 12,500 shares of common stock at fair market value if Cubist's common stock outperforms the Nasdaq Pharmaceutical Index for the preceding calendar year. None of our directors has a consulting agreement with Cubist.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
VOTE "FOR" THE NOMINEES FOR DIRECTOR UNDER PROPOSAL NO. 1

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the Company's independent auditors for fiscal year 2005, and the Board of Directors has ratified such appointment. The Board of Directors has directed that management submit the selection of PricewaterhouseCoopers LLP as our independent auditors for ratification by the stockholders at the Annual Meeting.

        PricewaterhouseCoopers LLP, or its predecessor Coopers & Lybrand, has audited the Company's consolidated financial statements since the Company's inception in 1992. Representatives of PricewaterhouseCoopers are expected to be at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors is not required by our Bylaws or otherwise. However, the Board is submitting this selection to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will not be required to replace PricewaterhouseCoopers LLP as our independent auditors. In the event of such a failure to ratify, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm for future service. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time if the Audit Committee determines that such a change would be in our and our stockholders' best interests.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors. Abstentions will be counted toward the tabulation of votes cast and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether Proposal 2 has been approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
VOTE "FOR" PROPOSAL NO. 2

PROPOSAL NO. 3
APPROVAL OF AMENDMENT TO THE 1997 EMPLOYEE STOCK PURCHASE PLAN

        We are asking our shareholders to approve an amendment to our 1997 Employee Stock Purchase Plan, or ESPP. The amendment would authorize the addition of 250,000 shares to the 250,000 shares originally made available for issuance from the ESPP in 1997. The Board of Directors approved this amendment on February 7, 2005. Our named executive officers have an interest in this proposal.

        We believe the ESPP is an important component of our employee compensation package and enables us to hire and retain high quality employees. The increase in the number of shares of stock available for issuance under the ESPP is necessary for us to maintain this important program for the coming years. The ESPP became effective in December 1997 with 250,000 shares allocated to the ESPP. As of January 10, 2005, there were only 37,095 shares available from the original allotment. The amendment will increase the number of shares of our common stock available for issuance under the ESPP by 250,000 shares, from 37,095 shares to 287,095 shares. The 287,095 shares would represent less than one percent of our total outstanding shares as of April 1, 2005. We anticipate that 287,095 shares will allow us to continue to maintain the ESPP for approximately three years.

        The essential features of the ESPP are summarized below.

Summary of the 1997 Employee Stock Purchase Plan

        The following summarizes the essential features of the ESPP. This summary is qualified in its entirety by reference to the proposed Amended and Restated 1997 Employee Stock Purchase Plan, attached hereto at Appendix A.

Background and Purpose

        On October 30, 1997, subject to Stockholder approval, the Board of Directors adopted the ESPP. The ESPP became effective by its own terms on December 1, 1997 and was approved by the Company's Stockholders on May 21, 1998.

        The ESPP provides an opportunity to our employees to purchase options to purchase shares of our common stock, or Options, through payroll deductions and in accordance with the terms of the ESPP. The ESPP encourages ownership of stock by our employees, thereby helping us to retain the services of our employees, attract and retain new employees of high quality, and provide additional incentive for our employees to promote the success of our business

        Proceeds received by the Company from the exercise of the Options have been and under the amended ESPP are to be used for general corporate purposes. The ESPP, as amended, will not be subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

Purchase of Options

        Options shall be issued to each participating employee based on the employee's determination of the percentage of such employee's base compensation, up to 15%, that shall be deducted from his or her payroll and contributed to the ESPP, as amended. Options shall be issued on the first day of the two offering periods during each year, or Offering Periods, with the first Offering Period running from

January 1st through June 30th, and the second Offering Period running from July 1st through December 31st. Each Option shall entitle the participating employee to purchase shares of our common stock at a price equal to 85% of the lesser of: (a) the fair market value of the shares as of the first business day of the Offering Period, and (b) the fair market value of the shares as of the last business day of the Offering Period. On the last business day of the Offering Period, the participating employee may purchase the number of shares purchasable by his or her accumulated payroll deductions, or, if less, the maximum number of shares subject to the Option.

Shares Available for Issuance

        The proposed amendment will increase the number of shares of our common stock available for issuance under the ESPP to 287,095. The number of shares of common stock previously reserved for issuance under the ESPP was 250,000 shares. As of January 10, 2005, a cumulative total of 212,905 shares of common stock had been sold under the ESPP, leaving 37,095 shares available for purchase. The Board of Directors approved the amendment to increase the number of shares reserved for issuance under the ESPP by 250,000 on February 7, 2005.

Administration

        The ESPP, as amended, will be administered by the Board. The Board may delegate all or a portion of its authority with respect to the ESPP, as amended, to the Compensation Committee. Until such delegation is revoked by the Board, the Compensation Committee shall exercise all powers under the ESPP that are so delegated. Subject to any such delegation, the Board will have complete authority to interpret the ESPP, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective options granted under the ESPP, and to make all other determinations deemed necessary or advisable by it for the administration of the ESPP. All determinations of the Board under the ESPP shall be final and binding as to all persons having or claiming any interest in or arising out of the ESPP.

Eligibility and Participation

        Options under the ESPP, as amended, may be granted only to employees who are customarily employed by the Company for more than twenty hours per week. No employee will be eligible to participate in the ESPP if, following the grant of the Options to such employee, the employee would own stock representing five percent or more of the total combined voting power or value of all classes of stock of the Company.

        No employee may purchase more than $25,000 worth of our common stock under the ESPP (determined by the market value of such stock as of the date of the grant of the Option) and any other "employee stock purchase plans" (as defined in Section 423(b) of the Internal Revenue Code of 1986, as amended to date, or the Code) for each calendar year in which such Option is outstanding at any time.

        Unless the Compensation Committee decides otherwise prior to the commencement of an Offering Period, all participating employees shall be permitted once per Offering Period to change the percentage of base compensation withheld during an Offering Period. In addition, once per Offering Period the participating employee may withdraw all of his or her accumulated payroll deductions from the ESPP by submitting a written request therefore to the Company's human resources department no later than the close of business on the last business day of the Offering Period. The percentage of base compensation withheld may also be changed from one Offering Period to another.

        As of January 10, 2005, there were 294 Company employees eligible to participate in the ESPP, including seven executive officers (one of whom is a director). Participation in the ESPP, as amended, will be voluntary. Each participating employee's level of participation will depend on such employee's determination as to the level of payroll deductions to be allocated to the purchase of stock under the ESPP. Accordingly, future purchases by executive officers and other employees under the ESPP are not determinable.

        Approximately 25% of our employees participated in the ESPP during the most recent purchase period.

Transferability of Options

        Options under the ESPP, as amended, will not be transferable, otherwise than by will or by the laws of descent and distribution, and may be exercised during the life of the participating employee only by the participating employee.

Termination of Employment of Participating Employee

        If a participating employee ceases for any reason, other than retirement after age 65 or death, to be continuously employed by the Company, whether due to voluntary severance, involuntary severance, or transfer, his or her Options shall immediately expire, and the participating employee's accumulated payroll deductions shall be returned to the participating employee. Military or sick leave is not deemed a termination provided it does not exceed the longer of 90 days or the period during which the rights of the absent participating employee are guaranteed by statute or by contract. If a participating employee retires after age 65 or dies, the participating employee or, in the case of death, his or her beneficiary shall be entitled to withdraw the participating employee's accumulated payroll deductions, or to purchase shares on the last business day of the Offering Period to the extent that the participating employee would be so entitled had he or she continued to be employed by the Company, but any such purchase shall be limited by the amount of the participating employee's accumulated payroll deductions as of the date of his or her retirement or death. Accumulated payroll deductions shall be applied by the Company toward the purchase of shares only if the participating employee or, in the case of death, his or her beneficiary submits to the Company not later than the last business day of the Offering Period a written request that the deductions be so applied.

Term and Termination of the ESPP; Amendment

        Options under the ESPP, as amended, may not be granted later than November 30, 2007. The Board of Directors may, at any earlier time, terminate the ESPP or make such modifications of the ESPP as it shall deem advisable; provided, however, that the Board of Directors may not without approval by the holders of a majority of the outstanding shares of Company stock, increase the maximum number of shares of common stock purchasable under the ESPP or change the description of employees or classes of employees eligible to receive Options. No termination or amendment of the ESPP may, without the consent of a participating employee to whom an Option under the ESPP shall theretofore have been granted, adversely affect the rights of such participating employee under such Option.

Federal Income Tax Aspects of the ESPP

        The following discussion is a general summary of the United States federal income tax consequences of the grant and exercise of the Options and the disposition of shares of common stock received upon such exercise by persons who are citizens or residents of the United States, as determined for United States federal income tax purposes. This discussion does not deal with all federal income tax considerations that may be relevant to Option holders, who are urged to consult the ESPP prospectus for a fuller discussion. In addition, no foreign, state, local or other tax considerations are addressed in this discussion.

        The discussion below is based on currently existing provisions of the Code, Treasury Department regulations thereunder, published positions of the Internal Revenue Service and court decisions. All of the foregoing are subject to change, and any such change could affect the continuing validity of this discussion. Any future legislation or regulations could apply retroactively.

        The ESPP, as amended, is intended to qualify as an "employee stock purchase plan" as defined under Section 423 of the Code. Under the applicable Code provision, a participating employee generally will recognize no federal income tax upon either the grant or exercise of an Option granted under the Plan.

        If a participating employee sells or otherwise disposes of shares of the Company's common stock purchased under the ESPP within two years after the date the applicable Option was granted, or within one year after the date such Option was exercised, such participating employee will generally be taxed at ordinary income rates on an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time the Option was exercised, and the Company will be entitled to a deduction of an equivalent amount. The difference between the amount received on the disposition of the shares and the participating employee's tax basis in the shares, as adjusted to reflect the amount taxed as ordinary income, will be recognized as a capital gain or loss.

        If a participating employee: (i) sells or otherwise disposes of shares of common stock purchased under the ESPP, as amended, more than two years after the applicable Option was granted, and more than one year after the Option was exercised, and if the employee was eligible to participate in the ESPP at all times during the period beginning with the date the Option was granted and ending three months before the date of exercise, or (ii) dies while holding the shares, such participating employee will be taxed at ordinary income rates on the amount equal to the lesser of (a) the excess of the fair market value of such shares at disposition or death over the amount paid for the shares upon exercise of the Option, or (b) the excess of the fair market value of the shares at the time the Option was granted over the purchase price. The Company will not be entitled to a corresponding deduction. In the event of disposition after the holding periods have been met, the difference between the amount realized on the disposition of such shares and the participating employee's tax basis in such shares (as adjusted by the amount of ordinary income recognized) will be recognized as a long-term capital gain or loss.

Summary

        We believe that the approval of the ESPP is essential to our continued success in helping us to attract, retain and motivate people whose skills and performance are critical to our success. Our employees are our most valuable asset. We believe that the ESPP is essential for us to compete for talent in the very difficult labor markets in which we operate. The increase in the number of shares available for issue under the ESPP by an additional 250,000 is required for us to continue to offer this important employee benefit.

Vote Required and Board of Directors' Recommendation

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment and restatement of the ESPP. Abstentions will be counted toward the tabulation of votes cast and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 3 has been approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
VOTE "FOR" PROPOSAL NO. 3

CORPORATE PERFORMANCE GRAPH

        The following graph compares the performance of our common stock to the Nasdaq Stock Market (U.S.) and to the Nasdaq Pharmaceutical Index from December 31, 1999 through December 31, 2004. The comparison assumes $100 was invested on December 31, 1999 in our common stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The points on the graph are as of December 31 of the year indicated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We have provided retention letters to our executive officers, which can be viewed in the Company's filings with the Securities and Exchange Commission. Under the terms of Mr. Bonney's retention letter, Mr. Bonney is entitled to severance pay in an amount equal to twenty-four months of his then-current annual base salary if his employment is terminated by us without cause (as defined in the retention letter) or terminated by the executive officer for good reason (as defined in the retention letter). Under the terms of the retention letters of Dr. Eisenstein, Dr. Fetzer, Mr. Guiffre, Mr. McGirr, Mr. Perez and Dr. Tally, each of these executive officers is entitled to severance pay in an amount equal to eighteen months of his then-current annual base salary if his employment is terminated by us without cause (as defined in the retention letter) or terminated by the executive officer for good reason (as defined in the retention letter). If such termination of Mr. Bonney, Dr. Eisenstein, Dr. Fetzer, Mr. Guiffre, Mr. McGirr, Mr. Perez or Dr. Tally occurs within twenty-four months after a change-in-control, then the executive officer's unvested options granted prior to the change-in-control, if any, will become vested.

        We have adopted a policy that all significant transactions between Cubist and its officers, directors and affiliates must (i) be approved by a majority of those members of our Board of Directors that are not parties, directly or indirectly through affiliates, to such transactions and (ii) be on terms no less favorable to Cubist than could be obtained from unrelated third parties.

        For a description of certain transactions and certain employment and other arrangements between Cubist and certain of its directors and executive officers, see "Compensation of Directors" and "Executive Employment Agreements."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under Section 16(a) of the Securities Exchange Act of 1934, as amended, Cubist's directors, its executive officers, and persons holding more than 10% percent of the common stock are required to report their ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission. Such directors, officers, and 10% holders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to file by such dates during 2004. To our knowledge, all of these filing requirements were satisfied by our directors, officers and 10% holders in 2004.

        In making these statements, Cubist has relied upon the written representations of its directors, officers and its 10% holders and copies of the reports that they have filed with the Securities and Exchange Commission.

INDEPENDENT PUBLIC ACCOUNTANTS

        The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to examine the financial statements of Cubist for the fiscal year 2005. That selection was ratified by our Board of Directors, and our stockholders are being asked to ratify that selection at our Annual Meeting. In 2004, in addition to audit services, PricewaterhouseCoopers LLP provided tax advisory services to Cubist. The Audit Committee has considered whether the provision of these additional services is compatible with maintaining the independence of PricewaterhouseCoopers LLP. We understand the need for PricewaterhouseCoopers LLP to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of PricewaterhouseCoopers LLP, our Audit Committee has restricted the non-audit services that PricewaterhouseCoopers LLP may provide to us primarily to tax services and merger and acquisition due diligence and audit services.

        The aggregate fees billed for professional services by PricewaterhouseCoopers LLP in 2004 and 2003 for these various services were:

Types of Fees	2003	2004
Audit Fees(1)	$275,875	$451,450
Audit-Related Fees(2)	30,500	0
Tax Fees(3)	24,430	9,740
All Other Fees(4)	0	1,500

Total	$330,805	$462,690

(1)
Audit Fees consist of fees for professional services for the audit of Cubist's consolidated financial statements and internal control over financial reporting included in our Annual Report on Form 10-K, the review of the interim financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. The Audit Committee approved all Audit Fees for 2004 and 2003. The Audit Fees for 2004 include approximately $182,650 for services provided in connection with the assessment and testing of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of Cubist's financial statements and which are not reported under "Audit Fees." These services relate to employee benefit audits and accounting advisory services. The Audit Committee approved all Audit-Related Fees for 2004 and 2003.

(3)
Tax Fees consist of fees for tax advice services relating to employee payroll tax research. The Audit Committee approved all Tax Fees for 2004 and 2003.

(4)
All Other Fees are billed by PricewaterhouseCoopers LLP to Cubist for any services not included in the first three categories. The Audit Committee approved all All Other Fees for 2004 and 2003.

STOCKHOLDER PROPOSALS

        All stockholder proposals that are intended to be presented at the 2006 Annual Meeting of Stockholders of Cubist must be received by Cubist not less than ninety days nor more than one hundred and twenty days prior to the 2006 Annual Meeting in order that they be considered for inclusion in the Board of Directors' proxy statement and form of proxy relating to that Annual Meeting.

OTHER BUSINESS

        The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

        The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope, or vote by telephone or on the Internet by following the instructions on the enclosed proxy card.

Appendix A

CUBIST PHARMACEUTICALS, INC.
AMENDED AND RESTATED
1997 EMPLOYEE STOCK PURCHASE PLAN

        1.    Definitions.    As used in this 1997 Employee Stock Purchase Plan of Cubist Pharmaceuticals, Inc., the following terms shall have the meanings respectively assigned to them below:

        (a)   Base Compensation means annual or annualized base compensation, exclusive of overtime, bonuses, contributions to employee benefit plans, or other fringe benefits.

        (b)   Beneficiary means the person designated as the Participating Employees' beneficiary on the Participating Employee's Membership Agreement or other form provided by the personnel department of the Company for such purpose or, if no such beneficiary is named, the person to whom the Option is transferred by will or under the applicable laws of descent and distribution.

        (c)   Board means the board of directors of the Company, except that, if and so long as the board of directors of the Company has delegated pursuant to Section 4 its authority with respect to the Plan to the Committee, then all references in this Plan to the Board shall refer to the Committee acting in such capacity.

        (d)   Code means the Internal Revenue Code of 1986, as amended.

        (e)   Committee means the Compensation Committee of the Board.

        (f)    Company means Cubist Pharmaceuticals, Inc., a Delaware corporation.

        (g)   Disability means, with respect to any Participating Employee, that an independent medical doctor (selected by the Company's health or disability insurer) certifies that such Participating Employee has for four (4) months, consecutive or non-consecutive, in any twelve-month period been disabled in a manner which seriously interferes with the performance of his or her responsibilities for the Company or applicable Related Corporation.

        (h)   Eligible Employee means a person who is eligible under the provisions of Section 7 to receive an Option as of a particular Offering Commencement Date.

        (i)    Employer means, as to any particular Offering Period, the Company and any Related Corporation which is designated by the Board as a corporation whose Eligible Employees are to receive Options as of that Offering Period's Offering Commencement Date.

        (j)    Market Value means, as of a particular date, (i) if the Stock is listed on an exchange, the closing price of the Stock on such date on such exchange, (ii) if the Stock is quoted through the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") National Market System or any successor thereto, the closing price of the Stock on such date and (iii) if the Stock is quoted through NASDAQ (but not on the National Market System) or otherwise publicly traded, the average of the closing bid and asked prices of the Stock on such date.

        (k)   Membership Agreement means an agreement whereby a Participating Employee authorizes an Employer to withhold payroll deductions from his or her Base Compensation.

        (l)    Offering Commencement Date means the first business day of an Offering Period on which Options are granted to Eligible Employees.

        (m)  Offering Period means a semi-annual period, running from either January 1 to the next following June 30 or July 1 to the next following December 31, during which Options will be offered under the Plan pursuant to a determination by the Board.

        (n)   Offering Termination Date means the last business day of an Offering Period, on which Options must, if ever, be exercised.

        (o)   Option means an option to purchase shares of Stock granted under the Plan.

        (p)   Option Shares means shares of Stock purchasable under an Option.

        (q)   Participating Employee means an Eligible Employee to whom an Option is granted.

        (r)   Plan means this 1997 Employee Stock Purchase Plan of the Company, as amended from time to time.

        (s)   Related Corporation means any corporation which is or during the term of the Plan becomes a parent corporation of the Company, as defined in Section 424(e) of the Code, or a subsidiary corporation of the Company, as defined in Section 424(f) of the Code.

        (t)    Retires means termination of employment with the Company and all Related Corporations at or after attaining age 65.

        (u)   Stock means the common stock, par value $0.001 per share, of the Company.

        2.    Purpose of the Plan.    The Plan is intended to encourage ownership of Stock by employees of the Company and any Related Corporations and to provide an additional incentive for the employees to promote the success of the business of the Company and any Related Corporations. It is intended that the Plan shall be an "employee stock purchase plan" within the meaning of Section 423 of the Code.

        3.    Term of the Plan.    The Plan shall become effective on December 1, 1997 (the "Effective Date"), subject to the approval by the stockholders of the Company on or prior to the first anniversary of the Effective Date. No Option shall be granted under the Plan after the date immediately preceding the tenth anniversary of the Effective Date.

        4.    Administration of the Plan.    The Plan shall be administered by the Board. The Board shall determine semi-annually, on or before either December 15 and June 15, whether to grant options under the Plan with respect to the Offering Period which would otherwise begin as of January 1 and July 1, respectively. The Board shall determine which (if any) Related Corporations shall be Employers as of each Offering Commencement Date. Either such determination may in the discretion of the Board apply to all subsequent Offering Periods until modified or revoked by the Board. The Board shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms of Options granted under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. All determinations of the Board under the Plan shall be final and binding as to all persons having or claiming any interest in or arising out of the Plan. The Board may delegate all or any portion of its authority with respect to the Plan to the Committee, and thereafter, until such delegation is revoked by the Board, all powers under the Plan delegated to the Committee shall be exercised by the Committee.

        5.    Termination and Amendment of Plan.    The Board may terminate or amend the Plan at any time; provided, however, that the Board may not, without approval by the holders of a majority of the outstanding shares of Stock, increase the maximum number of shares of Stock purchasable under the Plan or change the description of employees or classes of employees eligible to receive Options. Without limiting the generality of the foregoing but subject to the foregoing proviso, the Board may amend the Plan from time to time to increase or decrease the length of any future Offering Periods (e.g., to a nine month period) and to make all required conforming changes to the Plan. No termination of or amendment to the Plan may adversely affect the rights of a Participating Employee with respect to any Option held by the Participating Employee as of the date of such termination or amendment without his or her consent.

        6.    Shares of Stock Subject to the Plan.    No more than an aggregate of 500,000 shares of Stock may be issued or delivered pursuant to the exercise of Options granted under the Plan, subject to adjustments made in accordance with Section 9.7. Shares to be delivered upon the exercise of Options may be either shares of Stock which are authorized but unissued or shares of Stock held by the Company in its treasury. If an Option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to the Option shall become available for other Options granted under the Plan. The Company shall, at all times during which Options are outstanding, reserve and keep available shares of Stock sufficient to satisfy such Options (or, if less, the maximum number still available for issuance under the foregoing limit), and shall pay all fees and expenses incurred by the Company in connection therewith. In the event of any capital change in the outstanding Stock as contemplated by Section 9.7, the number of shares of Stock reserved and kept available by the Company shall be appropriately adjusted.

        7.    Persons Eligible to Receive Options.    Each employee of an Employer shall be granted an Option on each Offering Commencement Date on which such employee meets all of the following requirements:

        (a)   The employee is customarily employed by an Employer for more than twenty hours per week and for more than five months per calendar year and, in the case of any Offering Period after the first Offering Period under the Plan, has been employed by one or more of the Employers for at least one week prior to the applicable Offering Commencement Date.

        (b)   The employee will not, after grant of the Option, own Stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this paragraph (b), the rules of Section 424(d) of the Code shall apply in determining the Stock ownership of the employee, and Stock which the employee may purchase under outstanding options shall be treated as Stock owned by the employee.

        (c)   Upon grant of the Option, the employee's rights to purchase Stock under all employee stock purchase plans (as defined in Section 423(b) of the Code) of the Company and its Related Corporations will not accrue at a rate which exceeds $25,000 of fair market value of the Stock (determined as of the grant date) for each calendar year in which such option is outstanding at any time. The accrual of rights to purchase Stock shall be determined in accordance with Section 423(b)(8) of the Code.

        8.    Offering Commencement Dates.    Options shall be granted on the first business day of each semi-annual period, running from either January 1 to the next following June 30 or July 1 to the next following December 31, which is designated by the Board as an Offering Period. Following designation by the Board of the initial Offering Period under the Plan, all succeeding semi-annual periods described above shall be deemed Offering Periods without need of further Board action unless and until contrary action shall have been taken by the Board prior to the beginning of what would otherwise be an Offering Period.

        9.    Terms and Conditions of Options.

        9.1    General.    All Options granted on a particular Offering Commencement Date shall comply with the terms and conditions set forth in Sections 9.2 through 9.11. Subject to Sections 7(c) and 9.9, each Option granted on a particular Offering Commencement Date shall entitle the Participating Employee to purchase that number of shares equal to the result of $25,000 (or such lesser amount as is selected by the Board, prior to the applicable Offering Commencement Date, and applied uniformly during such Offering Period) divided by the Market Value of one such share on the Offering Commencement Date and then rounded down, if necessary, to the nearest whole number.

        9.2    Purchase Price.    The purchase price of Option Shares shall be 85% of the lesser of (a) the Market Value of the shares as of the Offering Commencement Date or (b) the Market Value of the shares as of the Offering Termination Date.

        9.3    Restrictions on Transfer.

        (a)   Options may not be transferred otherwise than by will or under the laws of descent and distribution. An Option may not be exercised by anyone other than the Participating Employee during the lifetime of the Participating Employee.

        (b)   The Optionee shall agree in the Membership Agreement to notify the Company of any transfer of Option Shares within two years of the Offering Commencement Date for such Option Shares. The Company shall have the right to place a legend on all stock certificates representing Option Shares instructing the transfer agent to notify the Company of any transfer of such Option Shares. The Company shall also have the right to place a legend on all stock certificates representing Option Shares setting forth or referring to the restriction on transferability of such Option Shares.

        9.4    Expiration.    Each Option shall expire at the close of business on the Offering Termination Date or on such earlier date as may result from the operation of Section 9.6.

        9.5    Termination of Employment of Optionee.    If a Participating Employee ceases for any reason (other than death or Retirement) to be continuously employed by an Employer, whether due to voluntary severance, involuntary severance, transfer, or disaffiliation of a Related Corporation with the Company, his or her Option shall immediately expire, and the Participating Employee's accumulated payroll deductions shall be returned to the Participating Employee. For purposes of this Section 9.5, a Participating Employee shall be deemed to be employed throughout any leave of absence for military service, illness or other bona fide purpose which does not exceed the longer of ninety days or the period during which the Participating Employee's reemployment rights are guaranteed by statute (including without limitation the Veterans Reemployment Rights Act or similar statute relating to military service) or by contract. If the Participating Employee does not return to active employment prior to the termination of such period, his or her employment shall be deemed to have ended on the ninety-first day of such leave of absence (or such longer period guaranteed by statute or by contract as provided above).

        9.6    Retirement or Death of Optionee.    If a Participating Employee Retires or dies, the Participating Employee or, in the case of death, his or her Beneficiary shall be entitled to withdraw the Participating Employee's accumulated payroll deductions, or to purchase shares on the Offering Termination Date to the extent that the Participating Employee would be so entitled had he or she continued to be employed by an Employer. The number of shares purchasable shall be limited by the amount of the Participating Employee's accumulated payroll deductions as of the date of his or her Retirement or death. Accumulated payroll deductions shall be applied by the Company toward the purchase of shares only if the Participating Employee or, in the case of death, his or her Beneficiary submits to the Employer not later than the Offering Termination Date a written request that the deductions be so applied. Accumulated payroll deductions not withdrawn or applied to the purchase of shares shall be delivered by the Company to the Participating Employee or Beneficiary within a reasonable time after the Offering Termination Date.

        9.7    Capital Changes Affecting the Stock.    In the event that, between the Offering Commencement Date and the Offering Termination Date with respect to an Option, a stock dividend is paid or becomes payable in respect of the Stock or there occurs a split-up or contraction in the number of shares of Stock, the number of shares for which the Option may thereafter be exercised and the price to be paid for each such share shall be proportionately adjusted. In the event that, after the Offering Commencement Date, there occurs a reclassification or change of outstanding shares of Stock or a consolidation or merger of the Company with or into another corporation or a sale or conveyance, substantially as a whole, of the property of the Company, the Participating Employee shall be entitled on the Offering Termination Date to receive shares of Stock or other securities equivalent in kind and value to the shares of Stock he or she would have held if he or she had exercised the Option in full immediately prior to such reclassification, change, consolidation, merger, sale or conveyance and had continued to hold such shares (together with all other shares and securities thereafter issued in respect thereof) until the Offering Termination Date. In the event that there is to occur a recapitalization involving an increase in the par value of the Stock which would result in a par value exceeding the exercise price under an outstanding Option, the Company shall notify the Participating Employee of such proposed recapitalization immediately upon its being recommended by the Board to the Company's shareholders, after which the Participating Employee shall have the right to exercise his or her Option prior to such recapitalization; if the Participating Employee fails to exercise the Option prior to recapitalization, the exercise price under the Option shall be appropriately adjusted. In the event that, after the Offering Commencement Date, there occurs a dissolution or liquidation of the Company, except pursuant to a transaction to which Section 424(a) of the Code applies, each Option shall terminate, but the Participating Employee shall have the right to exercise his or her Option prior to such dissolution or liquidation.

        9.8    Payroll Deductions.    A Participating Employee may purchase shares under his or her Option during any particular Offering Period by completing and returning to the Company's personnel department at least ten days prior to the beginning of such Offering Period a Membership Agreement indicating a percentage (which shall be a full integer between one and fifteen) of his or her Base Compensation which is to be withheld each pay period. Unless the Board decides otherwise prior to the commencement of an Offering Period, all Participating Employees shall be permitted, no more often than once per Offering Period, to change the percentage of Base Compensation withheld during an Offering Period by submitting an amended Membership Agreement to the Company's personnel department indicating a different percentage of Base Compensation to be withheld. Any such amended

Membership Agreement shall become effective at the time determined pursuant to rules adopted by the Board from time to time. In addition, no more than once per Offering Period, the Participating Employee may cancel his or her Agreement and withdraw all, but not less than all, of his or her accumulated payroll deductions by submitting a written request therefor to the Company's personnel department no later than the close of business on the last business day of the Offering Period. The percentage of Base Compensation withheld may also be changed from one Offering Period to another.

        9.9    Exercise of Options.    On the Offering Termination Date the Participating Employee may purchase the number of shares purchasable by his or her accumulated payroll deductions, or, if less, the maximum number of shares subject to the Option as provided in Section 9.1, provided that:

        (a)   If the total number of shares which all Optionees elect to purchase, together with any shares already purchased under the Plan, exceeds the total number of shares which may be purchased under the Plan pursuant to Section 6, the number of shares which each Optionee is permitted to purchase shall be decreased pro rata based on the Participating Employee's accumulated payroll deductions in relation to all accumulated payroll deductions otherwise to be applied to the purchase of shares as of that Offering Termination Date.

        (b)   If the number of shares purchasable includes a fraction, such number shall be adjusted to the next smaller whole number and the purchase price shall be adjusted accordingly.

        Accumulated payroll deductions not withdrawn prior to the Offering Termination Date shall be automatically applied by the Company toward the purchase of Option Shares or, to the extent in excess of the aggregate purchase price of the shares then purchasable by the Participating Employee, refunded to the Participating Employee, except that where such excess is less than the purchase price for a single share of Stock on the Offering Termination Date, such excess shall not be refunded but instead shall be carried over and applied to the purchase of shares in the first following Offering Period (subject to the possibility of withdrawal by the Participating Employee during such Offering Period in accordance with the terms of the Plan).

        9.10    Delivery of Stock.    Except as provided below, within a reasonable time after the Offering Termination Date, the Company shall deliver or cause to be delivered to the Participating Employee a certificate or certificates for the number of shares purchased by the Participating Employee. A stock certificate representing the number of Shares purchased will be issued in the participant's name only, or if his or her Membership Agreement so specifies, in the name of the employee and another person of legal age as joint tenants with rights of survivorship. If any law or applicable regulation of the Securities and Exchange Commission or other body having jurisdiction in the premises shall require that the Company or the Participating Employee take any action in connection with the shares being purchased under the Option, delivery of the certificate or certificates for such shares shall be postponed until the necessary action shall have been completed, which action shall be taken by the Company at its own expense, without unreasonable delay. The Optionee shall have no rights as a shareholder in respect of shares for which he or she has not received a certificate.

        9.11    Return of Accumulated Payroll Deductions.    In the event that the Participating Employee or the Beneficiary is entitled to the return of accumulated payroll deductions, whether by reason of voluntary withdrawal, termination of employment, Retirement, death, or in the event that accumulated payroll deductions exceed the price of shares purchased, such amount shall be returned by the Company to the Participating Employee or the Beneficiary, as the case may be, not later than within a reasonable time following the Offering Termination Date applicable to the Option Period in which such deductions were taken. Accumulated payroll deductions held by the Company shall not bear interest nor shall the Company be obligated to segregate the same from any of its other assets.

CUBIST PHARMACEUTICALS, INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/cbst	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

Do not return your proxy card if you are voting by telephone or Internet.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.
							FOR ☐	AGAINST ☐	ABSTAIN ☐
1.	Election of Class III Directors.				2.	Ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2005.
	Nominees: (01) J. Matthew Singleton, (02) Martin Rosenberg and (03) Michael B. Wood
	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	3.	Ratify, adopt and approve an amendment to our 1997 Employee Stock Purchase Plan, or ESPP, to increase the number of shares of our common stock that may be issued under the ESPP by 250,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	☐ For all nominee(s) except as noted above
					The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of 2005 Annual Meeting of Stockholders and related Proxy Statement.
					Mark box at right if an address change or comment has been noted on the reverse side of this card. ☐

					Please date, sign as name appears below and return this proxy in the enclosed envelope, whether or not you expect to attend the annual meeting. You may nevertheless vote in person if you do attend. Executors, administrators, trustees, custodians, etc. should indicate capacity in which signing. When stock is held in the name of more than one person, each person should sign the proxy.
Signature:	Date:	Signature:	Date:

DETACH HERE

PROXY

CUBIST PHARMACEUTICALS, INC.

Proxy Solicited by the Board of Directors
for the 2005 Annual Meeting of Stockholders on June 8, 2005

        The undersigned hereby appoints David W.J. McGirr and Christopher D.T. Guiffre and each of them proxies, each with power of substitution, to vote at the 2005 Annual Meeting of Stockholders of CUBIST PHARMACEUTICALS, INC. to be held on June 8, 2005 (including any adjournments or postponements thereof), with all the powers the undersigned would possess if personally present, as specified on the ballot on the reverse side on the matters listed on the reverse side and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

        This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no contrary specification is made, this proxy will be voted for the election of the nominees of the board of directors and upon such other business as may properly come before the meeting in the appointed proxies' discretion.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

QuickLinks

PROXY STATEMENT
PRINCIPAL STOCKHOLDERS
MANAGEMENT STOCKHOLDERS
EXECUTIVE COMPENSATION